                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-14

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

[   ] Pre-Effective Amendment No.       [ X ] Post-Effective Amendment No.   1
                                  -----                                    -----
                        (Check appropriate box or boxes)

Exact Name of Registrant as Specified in Charter:    Area Code and
                                                     Telephone Number:

      AMERICAN CENTURY MUNICIPAL TRUST                     (816) 531-5575
------------------------------------------------     ---------------------------

Address of Principal Executive Offices: (Number, Street, City, State, Zip Code)

                  4500 MAIN STREET, KANSAS CITY, MISSOURI 64111
--------------------------------------------------------------------------------

Name and Address of Agent for Service: (Number, Street, City, State, Zip Code)

      CHARLES A. ETHERINGTON, 4500 MAIN STREET, KANSAS CITY, MISSOURI 64111
--------------------------------------------------------------------------------

Approximate Date of Proposed Public Offering:            April 16, 2007
                                              ----------------------------------

Title of Securities Being Registered:

     ARIZONA MUNICIPAL BOND FUND
     FLORIDA MUNICIPAL BOND FUND
     TAX-FREE BOND FUND

Calculation of Registration  Fee under the Securities Act of 1933: No filing fee is due because of reliance on Section 24(f).

EXPLANATORY NOTE

This Post-Effective  Amendment No. 1 to the Registration  Statement on Form N-14
(File No.  333-140914) of American  Century  Municipal Trust (the  "Registration
Statement")  is being filed  pursuant to Rule 462(d) under the Securities Act of
1933, as amended,  solely for the purpose of filing  executed copies of exhibits to the Registration Statement.

Parts A and B are incorporated  herein by reference to  Pre-Effective  Amendment
No. 2 to this Registration  Statement (File No.  333-140914),  as filed on March
30, 2007.

AMERICAN CENTURY MUNICIPAL TRUST

PART C    OTHER INFORMATION

Item 15.  Indemnification

     As stated in Article VII,  Section 3 of the Amended and Restated  Agreement
and  Declaration of Trust,  incorporated  herein by reference as Exhibit 1, "The
Trustees shall be entitled and empowered to the fullest extent  permitted by law to  purchase  insurance  for and to provide by  resolution  or in the Bylaws for indemnification  out  of  Trust  assets  for  liability  and  for  all  expenses reasonably  incurred  or paid or  expected to be paid by a Trustee or officer in connection  with any  claim,  action,  suit,  or  proceeding  in which he or she becomes  involved by virtue of his or her capacity or former  capacity  with the
Trust.  The  provisions,  including any  exceptions and  limitations  concerning indemnification,  may be set forth in detail in the Bylaws or in a resolution of
Trustees."

     Registrant  hereby  incorporates  by  reference,  as though set forth fully herein, Article VI of the Registrant's Amended and Restated Bylaws, appearing as
Exhibit 2 herein.

     The Registrant has purchased an insurance  policy insuring its officers and directors  against  certain  liabilities  which such  officers and directors may incur  while  acting  in such  capacities  and  providing  reimbursement  to the
Registrant for sums which it may be permitted or required to pay to its officers and directors by way of  indemnification  against such  liabilities,  subject in either case to clauses respecting deductibility and participation.

Item 16.  Exhibits

     (1)  (a) Amended and Restated  Agreement and  Declaration  of Trust,  dated
March 26, 2004 (filed  electronically as Exhibit a to  Post-Effective  Amendment
No. 43 to the  Registration  Statement of the  Registrant on September 28, 2004,
File No. 2-91229, and incorporated herein by reference).

          (b)  Amendment  No.  1 to  the  Amended  and  Restated  Agreement  and
Declaration of Trust, dated June 30, 2005 (filed electronically as Exhibit a2 to
Post-Effective  Amendment No. 46 to the Registration Statement of the Registrant
on July 28, 2005, File No. 2-91229, and incorporated herein by reference).

          (c)  Amendment  No.  2 to  the  Amended  and  Restated  Agreement  and
Declaration of Trust,  dated December 12, 2005 (filed  electronically as Exhibit
1(c) to the  Registration  Statement on Form N-14 of the  Registrant on December
22, 2005, File No. 2-91229, and incorporated herein by reference).

          (d)  Amendment  No.  3 to  the  Amended  and  Restated  Agreement  and
Declaration  of Trust,  dated  March 8, 2007  (filed  electronically  as Exhibit
(d)(1) to Pre-Effective  Amendment No. 2 to the  Registration  Statement on Form
N-14 of the Registrant on March 30, 2007, File No. 333-140914,  and incorporated herein by reference.

     (2)   Amended  and   Restated   Bylaws,   dated   August  26,  2004  (filed
electronically  as  Exhibit  b  to  Post-Effective   Amendment  No.  44  to  the
Registration  Statement of the Registrant on May 13, 2005, File No. 2-91229, and
incorporated herein by reference).

     (3)  Not applicable.

     (4) Form of  Agreement  and Plan of  Reorganization,  filed as Exhibit A to this  Registration  Statement  of the  Registrant  and  incorporated  herein  by reference.

     (5) Registrant hereby incorporates by reference,  as though set forth fully herein,  Article  III,  Article IV,  Article V,  Article VI and Article  VIII of
Registrant's Amended and Restated Agreement and Declaration of Trust,  appearing as Exhibit 1a  hereto,  the Form of  Amendment  No. 3 to  Amended  and  Restated
Agreement and  Declaration of Trust of the  Registrant,  appearing as Exhibit 1d
hereto,   and  Article  II,  Article  VII,  Article  VIII,  and  Article  IX  of
Registrant's Amended and Restated Bylaws, appearing as Exhibit 2 hereto.

     (6)  (a) Management Agreement with American Century Investment  Management,
Inc., dated August 1, 2006 (filed electronically as Exhibit d1 to Post-Effective
Amendment No. 51 to the  Registration  Statement of the  Registrant on September
28, 2006, File No. 2-91229, and incorporated herein by reference).

          (b) Management Agreement with American Century Investment  Management,
Inc., dated March 30, 2006 (filed electronically as Exhibit d2 to Post-Effective
Amendment  No. 50 to the  Registration  Statement of the  Registrant on July 31,
2006, File No. 2-91229, and incorporated herein by reference).

     (7)  (a) Amended and Restated Distribution  Agreement with American Century
Investment  Services,  Inc.,  dated November 29, 2006 (filed  electronically  as
Exhibit e1 to Post-Effective  Amendment No. 46 to the Registration  Statement of
American Century  Quantitative Equity Funds, Inc. on November 29, 2006, File No.
33-19589, and incorporated herein by reference).

          (b) Form of Dealer/Agency  Agreement (filed  electronically as Exhibit
e2 to Pre-Effective  Amendment No. 1 to the  Registration  Statement of American
Century  Growth  Funds,  Inc.  on  May  30,  2006,  File  No.  333-132114,   and
incorporated herein by reference).

     (8)  Not applicable.

     (9)  (a) Master Agreement with Commerce Bank, N. A., dated January 22, 1997
(filed  electronically as Exhibit b8e to Post-Effective  Amendment No. 76 to the
Registration  Statement of American  Century Mutual Funds,  Inc. on February 28,
1997, File No. 2-14213, and incorporated herein by reference).

          (b) Global Custody  Agreement  with The Chase  Manhattan  Bank,  dated
August 9, 1996 (filed  electronically as Exhibit b8 to Post-Effective  Amendment
No. 31 to the Registration Statement of American Century Government Income Trust
on February 7, 1997, File No. 2-99222, and incorporated herein by reference).

          (c) Amendment to the Global Custody Agreement with The Chase Manhattan
Bank,   dated  December  9,  2000  (filed   electronically   as  Exhibit  g2  to
Pre-Effective  Amendment No. 2 to the Registration Statement of American Century
Variable  Portfolios  II,  Inc.  on  January 9, 2001,  File No.  333-46922,  and
incorporated herein by reference).

          (d) Amendment No. 2 to the Global Custody  Agreement  between American
Century  Investments and the JPMorgan Chase Bank, dated as of May 1, 2004 (filed electronically  as  Exhibit  g4  to  Post-Effective  Amendment  No.  35  to  the
Registration  Statement of American Century  Quantitative  Equity Funds, Inc. on
April 29, 2004, File No. 33-19589, and incorporated herein by reference).

          (e) Chase Manhattan Bank Custody Fee Schedule,  dated October 19, 2000
(filed  electronically as Exhibit g5 to  Post-Effective  Amendment No. 35 to the
Registration  Statement of American Century  Quantitative  Equity Funds, Inc. on
April 29, 2004, File No. 33-19589, and incorporated herein by reference).

          (f) Amendment No. 3 to the Global Custody  Agreement  between American
Century Investments and the JPMorgan Chase Bank, dated as of May 31, 2006 (filed
electronically   as  Exhibit  g6  to  Pre-Effective   Amendment  No.  1  to  the
Registration  Statement of American Century Growth Funds,  Inc. on May 30, 2006,
File No. 333-132114, and incorporated herein by reference).

          (g)  Registered  Investment  Company  Custody  Agreement with Goldman,
Sachs & Co.,  dated  February  6, 2006  (filed  electronically  as  Exhibit 6 to
Post-Effective  Amendment No. 49 to the Registration Statement of the Registrant
on March 9, 2006, File No. 2-91229, and incorporated herein by reference).

     (10) (a) Master  Distribution and Individual  Shareholder  Services Plan (C
Class),  dated  September  16,  2000  (filed  electronically  as  Exhibit  m3 to
Post-Effective  Amendment  No.  35 to the  Registration  Statement  of  American
Century  Target  Maturities  Trust on April  17,  2001,  File No.  2-94608,  and
incorporated herein by reference).

          (b)  Amendment  No.  1  to  the  Master  Distribution  and  Individual
Shareholder Services Plan (C Class), dated August 1, 2001 (filed  electronically as Exhibit m5 to Post-Effective  Amendment No. 44 to the Registration  Statement
of American Century  Government Income Trust on July 31, 2001, File No. 2-99222,
and incorporated herein by reference).

          (c)  Amendment  No.  2  to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (C  Class),   dated   December   3,  2001  (filed
electronically  as  Exhibit  m7  to  Post-Effective  Amendment  No.  16  to  the
Registration  Statement  of American  Century  Investment  Trust on November 30,
2001, File No. 33-65170, and incorporated herein by reference).

          (d)  Amendment  No.  3  to  the  Master  Distribution  and  Individual
Shareholder Services Plan (C Class), dated July 1, 2002 (filed electronically as
Exhibit m9 to Post-Effective  Amendment No. 17 to the Registration  Statement of
American  Century  Investment  Trust on June 28, 2002,  File No.  33-65170,  and
incorporated herein by reference).

          (e)  Amendment  No.  4  to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (C  Class),   dated   September  3,  2002  (filed
electronically  as  Exhibit  m5  to  Post-Effective  Amendment  No.  35  to  the
Registration  Statement  of the  Registrant  on  September  30,  2002,  File No.
2-91229, and incorporated herein by reference).

          (f)  Amendment  No.  5  to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (C  Class),   dated   January  2,  2004,   (filed
electronically  as  Exhibit  m6  to  Post-Effective  Amendment  No.  42  to  the
Registration Statement of the Registrant on February 26, 2004, File No. 2-91229,
and incorporated herein by reference).

          (g)  Amendment  No.  6  to  the  Master  Distribution  and  Individual
Shareholder Services Plan (C Class), dated May 1, 2004 (filed  electronically as
Exhibit m13 to Post-Effective  Amendment No. 35 to the Registration Statement of
American  Century  Quantitative  Equity Funds,  Inc. on April 29, 2004, File No.
33-19589, and incorporated herein by reference).

          (h)  Amendment  No.  7  to  the  Master  Distribution  and  Individual
Shareholder Services Plan (C Class), dated May 1, 2005 (filed  electronically as
Exhibit m15 to Post-Effective  Amendment No. 38 to the Registration Statement of
American  Century  Quantitative  Equity  Funds,  Inc. on May 13, 2005,  File No.
33-19589, and incorporated herein by reference).

          (i)  Amendment  No.  8  to  the  Master  Distribution  and  Individual
Shareholder   Services  Plan  (C  Class),   dated   September  29,  2005  (filed
electronically  as  Exhibit  m17  to  Post-Effective  Amendment  No.  41 to  the
Registration  Statement of American Century  Quantitative  Equity Funds, Inc. on
September 29, 2005, File No. 33-19589, and incorporated herein by reference).

          (j)  Amendment  No.  9  to  the  Master  Distribution  and  Individual
Shareholder Services Plan (C Class), dated March 30, 2006 (filed  electronically as Exhibit m10 to Post-Effective  Amendment No. 50 to the Registration Statement
of the Registrant on March 31, 2006, File No. 2-14213,  and incorporated  herein by reference).

          (k)  Amendment  No.  10 to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (C  Class),   dated   November  29,  2006  (filed
electronically  as  Exhibit  m19  to  Post-Effective  Amendment  No.  46 to  the
Registration  Statement of American Century  Quantitative  Equity Funds, Inc. on
November 29, 2006, File No. 33-19589, and incorporated herein by reference).

          (l) Master  Distribution and Individual  Shareholder  Services Plan (A
Class),  dated  September  3,  2002  (filed  electronically  as  Exhibit  m6  to
Post-Effective  Amendment  No.  34 to the  Registration  Statement  of  American
Century  California  Tax-Free and Municipal  Funds on October 1, 2002,  File No.
2-82734, and incorporated herein by reference).

          (m)  Amendment  No.  1  to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (A  Class),   dated   February  27,  2004  (filed
electronically  as  Exhibit  m18  to  Post-Effective  Amendment  No.  104 to the
Registration  Statement of American  Century Mutual Funds,  Inc. on February 26,
2004, File No. 2-14213, and incorporated herein by reference).

          (n)  Amendment  No.  2  to  the  Master  Distribution  and  Individual
Shareholder   Services  Plan  (A  Class),   dated   September  30,  2004  (filed
electronically  as  Exhibit  m22  to  Post-Effective  Amendment  No.  106 to the
Registration  Statement  of American  Century  Investment  Trust on November 29,
2004, File No. 2-14213, and incorporated herein by reference).

          (o)  Amendment  No.  3  to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (A  Class),   dated   November  17,  2004  (filed
electronically  as  Exhibit  m23  to  Post-Effective  Amendment  No.  106 to the
Registration  Statement  of American  Century  Investment  Trust on November 29,
2004, File No. 2-14213, and incorporated herein by reference).

          (p)  Amendment  No.  4  to  the  Master  Distribution  and  Individual
Shareholder Services Plan (A Class), dated May 1, 2005 (filed  electronically as
Exhibit m13 to Post-Effective  Amendment No. 44 to the Registration Statement of
the Registrant on May 13, 2005, File No.  2-91229,  and  incorporated  herein by reference).

          (q)  Amendment  No.  5  to  the  Master  Distribution  and  Individual
Shareholder   Services  Plan  (A  Class),   dated   September  29,  2005  (filed
electronically  as  Exhibit  m25  to  Post-Effective  Amendment  No.  38 to  the
Registration  Statement of American Century World Mutual Funds, Inc. on November
30, 2005, File No. 33-39242, and incorporated herein by reference).

          (r)  Amendment  No.  6  to  the  Master  Distribution  and  Individual
Shareholder Services Plan (A Class), dated March 30, 2006 (filed  electronically as Exhibit m27 to Post-Effective  Amendment No. 23 to the Registration Statement
of American Century  Strategic Asset  Allocations,  Inc. on March 30, 2006, File
No. 33-79482, and incorporated herein by reference).

          (s)  Amendment  No.  7  to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (A  Class),   dated   November  29,  2006  (filed
electronically  as  Exhibit  m34  to  Post-Effective  Amendment  No.  46 to  the
Registration  Statement of American Century  Quantitative  Equity Funds, Inc. on
November 29, 2006, File No. 33-19589, and incorporated herein by reference).

          (t) Master  Distribution and Individual  Shareholder  Services Plan (B
Class),  dated  September  3,  2002  (filed  electronically  as  Exhibit  m7  to
Post-Effective  Amendment  No.  34 to the  Registration  Statement  of  American
Century  California  Tax-Free and Municipal  Funds on October 1, 2002,  File No.
2-82734, and incorporated herein by reference).

          (u)  Amendment  No.  1  to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (B  Class),   dated   February  27,  2004  (filed
electronically  as  Exhibit  m20  to  Post-Effective  Amendment  No.  104 to the
Registration  Statement of American  Century Mutual Funds,  Inc. on February 26,
2004, File No. 2-14213, and incorporated herein by reference).

          (v)  Amendment  No.  2  to  the  Master  Distribution  and  Individual
Shareholder   Services  Plan  (B  Class),   dated   September  30,  2004  (filed
electronically  as Exhibit  m26 to  Post-Effective  No. 106 to the  Registration
Statement of American  Century  Investment  Trust on November 29, 2004, File No.
2-14213, and incorporated herein by reference).

          (w)  Amendment  No.  3  to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (B  Class),   dated   November  17,  2004  (filed
electronically  as  Exhibit  m27  to  Post-Effective  Amendment  No.  106 to the
Registration  Statement  of American  Century  Investment  Trust on November 29,
2004, File No. 2-14213, and incorporated herein by reference).

          (x)  Amendment  No.  4  to  the  Master  Distribution  and  Individual
Shareholder Services Plan (B Class), dated May 1, 2005 (filed  electronically as
Exhibit m18 to Post-Effective  Amendment No. 44 to the Registration Statement of
the Registrant on May 13, 2005, File No.  2-91229,  and  incorporated  herein by reference).

          (y)  Amendment  No.  5  to  the  Master  Distribution  and  Individual
Shareholder   Services  Plan  (B  Class),   dated   September  29,  2005  (filed
electronically  as  Exhibit  m31  to  Post-Effective  Amendment  No.  38 to  the
Registration  Statement of American Century World Mutual Funds, Inc. on November
30, 2005, File No. 33-39242, and incorporated herein by reference).

          (z)  Amendment  No.  6  to  the  Master  Distribution  and  Individual
Shareholder Services Plan (B Class), dated March 30, 2006 (filed  electronically as Exhibit m34 to Post-Effective  Amendment No. 23 to the Registration Statement
of American Century  Strategic Asset  Allocations,  Inc. on March 30, 2006, File
No. 33-79482, and incorporated herein by reference).

          (aa)  Amendment  No.  7 to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (B  Class),   dated   November  29,  2006  (filed
electronically  as  Exhibit  m42  to  Post-Effective  Amendment  No.  46 to  the
Registration  Statement of American Century  Quantitative  Equity Funds, Inc. on
November 29, 2006, File No. 33-19589, and incorporated herein by reference).

          (bb)  Master  Distribution  and  Shareholder  Services  Plan  (Advisor
Class),  dated  August  1,  1997,  (filed   electronically  as  Exhibit  m18  to
Post-Effective  Amendment  No.  32 to the  Registration  Statement  of  American
Century  Target  Maturities  Trust on January 31, 2000,  File No.  2-94608,  and
incorporated herein by reference).

          (cc) Amendment to Master  Distribution  and Shareholder  Services Plan
(Advisor  Class),  dated June 29,  1998 (filed  electronically  as Exhibit m2 to
Post-Effective  Amendment  No.  32 to the  Registration  Statement  of  American
Century  Target  Maturities  Trust on January 31, 2000,  File No.  2-94608,  and
incorporated herein by reference).

          (dd) Amendment No. 1 to Master  Distribution and Shareholder  Services
Plan (Advisor Class),  dated August 1, 2001 (filed  electronically as Exhibit m3 to  Post-Effective  Amendment No. 44 to the  Registration  Statement of American
Century  Government  Income  Trust  on July 31,  2001,  File  No.  2-99222,  and
incorporated herein by reference).

          (ee) Amendment No. 2 to Master  Distribution and Shareholder  Services
Plan (Advisor Class), dated December 3, 2001 (filed electronically as Exhibit m4 to Post-Effective Amendment No. 16 to the Registration Statement of the American
Century  Investment  Trust  on  November  30,  2001,  File  No.  33-65170,   and
incorporated herein by reference).

          (ff) Amendment No. 3 to Master  Distribution and Shareholder  Services
Plan (Advisor Class), dated July 1, 2002 (filed  electronically as Exhibit m5 to
Post-Effective  Amendment  No.  38 to the  Registration  Statement  of  American
Century  Target  Maturities  Trust on January 31, 2005,  File No.  2-94608,  and
incorporated herein by reference).

          (gg) Amendment No. 4 to Master  Distribution and Shareholder  Services
Plan (Advisor Class),  dated May 1, 2004 (filed  electronically as Exhibit m6 to
Post-Effective  Amendment  No.  35 to the  Registration  Statement  of  American
Century  Quantitative  Equity Funds,  Inc. on April 29, 2004, File No. 33-19589,
and incorporated herein by reference).

          (hh) Amendment No. 5 to Master  Distribution and Shareholder  Services
Plan (Advisor Class), dated July 29, 2005 (filed electronically as Exhibit m7 to
Post-Effective  Amendment  No.  51 to the  Registration  Statement  of  American
Century  Government  Income  Trust  on July 28,  2005,  File  No.  2-99222,  and
incorporated herein by reference).

          (ii)  Amendment  No.  6 to the  Master  Distribution  and  Shareholder
Services Plan (Advisor Class), dated September 29, 2005 (filed electronically as
Exhibit m8 to Post-Effective  Amendment No. 41 to the Registration  Statement of
American Century Quantitative Equity Funds, Inc. on September 29, 2005, File No.
33-19589, and incorporated herein by reference).

          (jj) Amended and Restated Multiple Class Plan, dated September 3, 2002
(filed  electronically  as Exhibit n to  Post-Effective  Amendment No. 35 to the
Registration  Statement of American  Century  California  Tax-Free and Municipal
Funds on  December  17,  2002,  File No.  2-82734,  and  incorporated  herein by reference).

          (kk) Amendment No. 1 to the Amended and Restated  Multiple Class Plan,
dated December 31, 2002 (filed  electronically  as Exhibit n2 to  Post-Effective
Amendment No. 39 to the Registration Statement of the Registrant on December 23,
2002, File No. 2-91229, and incorporated herein by reference).

          (ll) Amendment No. 2 to the Amended and Restated  Multiple Class Plan,
dated  August 29, 2003  (filed  electronically  as Exhibit n3 to  Post-Effective
Amendment No. 17 to the  Registration  Statement of American  Century  Strategic
Asset Allocations,  Inc. on August 28, 2003, File No. 33-79482, and incorporated herein by reference).

          (mm) Amendment No. 3 to the Amended and Restated  Multiple Class Plan,
dated February 27, 2004 (filed  electronically  as Exhibit n4 to  Post-Effective
Amendment  No. 104 to the  Registration  Statement  of American  Century  Mutual
Funds, Inc. on February 26, 2004, File No. 2-14213,  and incorporated  herein by reference).

          (nn) Amendment No. 4 to the Amended and Restated  Multiple Class Plan,
dated  May  1,  2004  (filed  electronically  as  Exhibit  n5 to  Post-Effective
Amendment No. 35 to the Registration  Statement of American Century Quantitative
Equity Funds, Inc. on April 29, 2004, File No. 33-19589, and incorporated herein by reference).

          (oo) Amendment No. 5 to the Amended and Restated  Multiple Class Plan,
dated  August 1, 2004  (filed  electronically  as Exhibit  n6 to  Post-Effective
Amendment No. 24 to the Registration  Statement of American  Century  Investment
Trust on  August  1,  2004,  File  No.  33-65170,  and  incorporated  herein  by reference).

          (pp) Amendment No. 6 to the Amended and Restated  Multiple Class Plan,
dated  as  of  September  30,  2004  (filed  electronically  as  Exhibit  n7  to
Post-Effective  Amendment  No.  20 to the  Registration  Statement  of  American
Century  Strategic  Asset  Allocations,  Inc. on September  29,  2004,  File No.
33-79482, and incorporated herein by reference).

          (qq) Amendment No. 7 to the Amended and Restated  Multiple Class Plan,
dated November 17, 2004 (filed  electronically  as Exhibit n8 to  Post-Effective
Amendment  No. 106 to the  Registration  Statement  of American  Century  Mutual
Funds, Inc. on November 29, 2004, File No. 2-14213,  and incorporated  herein by reference).

          (rr) Amendment No. 8 to the Amended and Restated  Multiple Class Plan,
dated February 24, 2005 (filed  electronically  as Exhibit n9 to  Post-Effective
Amendment No. 22 to the  Registration  Statement of American  Century  Strategic
Asset Allocations,  Inc. on March 30, 2005, File No. 33-79482,  and incorporated herein by reference).

          (ss) Amendment No. 9 to the Amended and Restated  Multiple Class Plan,
dated July 29,  2005  (filed  electronically  as Exhibit  n10 to  Post-Effective
Amendment  No. 111 to the  Registration  Statement  of American  Century  Mutual
Funds,  Inc. on July 28, 2005,  File No.  2-14213,  and  incorporated  herein by reference).

          (tt) Amendment No. 10 to the Amended and Restated Multiple Class Plan,
dated September 29, 2005 (filed  electronically as Exhibit n11 to Post-Effective
Amendment No. 41 to the Registration  Statement of American Century Quantitative
Equity Funds,  Inc. on September 29, 2005, File No.  33-19589,  and incorporated herein by reference).

          (uu) Amendment No. 11 to the Amended and Restated Multiple Class Plan,
dated  March 30,  2006 (filed  electronically  as Exhibit n12 to  Post-Effective
Amendment No. 23 to the  Registration  Statement of American  Century  Strategic
Asset Allocations,  Inc. on March 30, 2006, File No. 33-79482,  and incorporated herein by reference).

          (vv) Amendment No. 12 to the Amended and Restated Multiple Class Plan,
dated November 29, 2006 (filed  electronically  as Exhibit n13 to Post-Effective
Amendment No. 46 to the Registration  Statement of American Century Quantitative
Equity Funds,  Inc. on November 29, 2006, File No.  33-19589,  and  incorporated herein by reference).

     (11)  Opinion  and  Consent of  Counsel,  dated  February  27,  2007 (filed electronically  as Exhibit 11 to the Registration  Statement on Form N-14 of the
Registrant on February 27, 2007, File No. 333-140914, and incorporated herein by reference).

     (12) (a)  Opinion  and  Consent  of  Counsel  as to  the  tax  matters  and consequences to shareholders is included herein.

          (b)  Opinion  and  Consent  of  Counsel  as to  the  tax  matters  and consequences to shareholders is included herein.

     (13) (a)  Transfer  Agency   Agreement  with  American   Century   Services
Corporation,  dated  August  1,  1997  (filed  electronically  as  Exhibit  9 to
Post-Effective  Amendment  No.  33 to the  Registration  Statement  of  American
Century  Government  Income  Trust  on July 31,  1997,  File  No.  2-99222,  and
incorporated herein by reference).

          (b) Amendment No. 1 to the Transfer Agency Agreement  American Century
Services Corporation, dated June 29, 1998 (filed electronically as Exhibit 9b to
Post-Effective  Amendment  No.  23 to the  Registration  Statement  of  American
Century  Quantitative  Equity Funds on June 29,  1998,  File No.  33-19589,  and
incorporated herein by reference).

          (c) Amendment  No. 2 to the Transfer  Agency  Agreement  with American
Century Services  Corporation,  dated November 20, 2000 (filed electronically as
Exhibit h4 to Post-Effective  Amendment No. 30 to the Registration  Statement of
American Century  California  Tax-Free and Municipal Funds on December 29, 2000,
File No. 2-82734, and incorporated herein by reference).

          (d) Amendment  No. 3 to the Transfer  Agency  Agreement  with American
Century  Services  Corporation,  dated August 1, 2001 (filed  electronically  as
Exhibit h5 to Post-Effective  Amendment No. 44 to the Registration  Statement of
American Century Government Income Trust on July 31, 2001, File No. 2-99222, and
incorporated herein by reference).

          (e) Amendment  No. 4 to the Transfer  Agency  Agreement  with American
Century Services  Corporation,  dated December 3, 2001 (filed  electronically as
Exhibit h6 to Post-Effective  Amendment No. 16 to the Registration  Statement of
American Century  Investment Trust on November 30, 2001, File No. 33-65170,  and
incorporated herein by reference).

          (f) Amendment  No. 5 to the Transfer  Agency  Agreement  with American
Century  Services  Corporation,  dated  July 1, 2002  (filed  electronically  as
Exhibit h6 to Post-Effective  Amendment No. 17 to the Registration  Statement of
American  Century  Investment  Trust on June 28, 2002,  File No.  33-65170,  and
incorporated herein by reference).

          (g) Amendment  No. 6 to the Transfer  Agency  Agreement  with American
Century Services  Corporation,  dated September 3, 2002 (filed electronically as
Exhibit h7 to Post-Effective  Amendment No. 35 to the Registration  Statement of
the Registrant on September 30, 2002, File No. 2-91229,  and incorporated herein by reference).

          (h) Amendment  No. 7 to the Transfer  Agency  Agreement  with American
Century Services  Corporation,  dated December 31, 2002 (filed electronically as
Exhibit h8 to  Post-Effective  Amendment No. 4 to the Registration  Statement of
American  Century  Variable  Portfolios II, Inc. on December 23, 2002,  File No.
333-46922, and incorporated herein by reference).

          (i) Amendment  No. 8 to the Transfer  Agency  Agreement  with American
Century Services Corporation, dated May 1, 2004 (filed electronically as Exhibit
h10 to Post-Effective Amendment No. 35 to the Registration Statement of American
Century  Quantitative  Equity Funds,  Inc. on April 29, 2004, File No. 33-19589,
and incorporated herein by reference).

          (j) Amendment  No. 9 to the Transfer  Agency  Agreement  with American
Century Services,  LLC, dated May 1, 2005 (filed electronically as Exhibit h9 to
Post-Effective  Amendment  No.  38 to the  Registration  Statement  of  American
Century Quantitative Equity Funds, Inc. on May 13, 2005, File No. 33-19589,  and
incorporated herein by reference).

          (k) Amendment No. 10 to the Transfer  Agency  Agreement  with American
Century Services, LLC, dated September 29, 2005 (filed electronically as Exhibit
h11 to Post-Effective Amendment No. 41 to the Registration Statement of American
Century  Quantitative  Equity  Funds,  Inc.  on  September  29,  2005,  File No.
33-19589, and incorporated herein by reference).

          (l) Amendment No. 11 to the Transfer  Agency  Agreement  with American
Century Services, LLC, dated March 30, 2006 (filed electronically as Exhibit h12 to  Post-Effective  Amendment  No.  50 to  the  Registration  Statement  of  the
Registrant  on March 31, 2006,  File No.  2-14213,  and  incorporated  herein by reference).

          (m) Amendment No. 12 to the Transfer  Agency  Agreement  with American
Century Services, LLC, dated April 28, 2006 (filed electronically as Exhibit h13 to  Post-Effective  Amendment No. 44 to the  Registration  Statement of American
Century  Quantitative  Equity Funds,  Inc. on April 28, 2006, File No. 33-19589,
and incorporated herein by reference).

          (n) Amendment No. 13 to the Transfer  Agency  Agreement  with American
Century Services,  LLC, dated November 29, 2006 (filed electronically as Exhibit
h14 to Post-Effective Amendment No. 46 to the Registration Statement of American
Century Quantitative Equity Funds, Inc. on November 29, 2006, File No. 33-19589,
and incorporated herein by reference).

          (o) Credit  Agreement  with  JPMorgan  Chase Bank,  as  Administrative
Agent,  dated  December  17,  2003  (filed   electronically  as  Exhibit  h9  to
Post-Effective  Amendment  No.  39 to the  Registration  Statement  of  American
Century  Target  Maturities  Trust on January 30, 2004,  File No.  2-94608,  and
incorporated herein by reference).

          (p) Termination,  Replacement and Restatement  Agreement with JPMorgan
Chase Bank N.A.,  as  Administrative  Agent,  dated  December  13,  2006  (filed electronically  as  Exhibit  h13  to  Post-Effective  Amendment  No.  41 to  the
Registration  Statement of American  Century  California  Tax-Free and Municipal
Funds on  December  28,  2006,  File No.  2-82734,  and  incorporated  herein by reference).

          (q)  Customer   Identification   Program  Reliance   Agreement  (filed
electronically   as  Exhibit  h2  to  Pre-Effective   Amendment  No.  1  to  the
Registration  Statement of American Century Growth Funds,  Inc. on May 30, 2006,
File No. 333-132114, and incorporated herein by reference).

     (14) Consent of  PricewaterhouseCoopers  LLP, independent registered public accounting firm, dated March 29, 2007, (filed  electronically as Exhibit (14) to
Pre-Effective  Amendment No. 2 to the Registration Statement on Form N-14 of the
Registrant on March 30, 2007, File No.  333-140914,  and incorporated  herein by reference.

          (d)  Amendment  No.  3 to  the  Amended  and  Restated  Agreement  and
Declaration  of Trust,  dated  March 8, 2007  (filed  electronically  as Exhibit
(d)(1) to Pre-Effective  Amendment No. 2 to the  Registration  Statement on Form
N-14 of the Registrant on March 30, 2007, File No. 333-140914,  and incorporated herein by reference.

     (15)  Not applicable.

     (16) (a) Power of Attorney,  dated September 7, 2007 (filed  electronically as Exhibit q1 to Post-Effective  Amendment No. 55 to the Registration  Statement
of American  Century  Government  Income Trust on September  26, 2007,  File No.
2-99222, and incorporated herein by reference).

          (b)   Secretary's   Certificate,   dated   September  7,  2007  (filed
electronically  as  Exhibit  q2  to  Post-Effective  Amendment  No.  55  to  the
Registration  Statement of American Century Government Income Trust on September
26, 2007, File No. 2-99222, and incorporated herein by reference).

     (17)  Form  of  Proxy  Card  (filed   electronically  as  Exhibit  (17)  to
Pre-Effective  Amendment No. 2 to the Registration Statement on Form N-14 of the
Registrant on March 30, 2007, File No.  333-140914,  and incorporated  herein by reference.

Item 17.  Undertakings

The undersigned registrant agrees to file, by post-effective amendment, opinions of counsel  supporting  the tax  consequences  of the  proposed  reorganizations within a reasonable time after receipt of such opinion.

                                   SIGNATURES

     As required by the  Securities Act of 1933, as amended,  this  Registration
Statement  has been  signed on behalf of the  Registrant,  in the City of Kansas
City, State of Missouri on the 19th day of October, 2007.

                            AMERICAN CENTURY MUNICIPAL TRUST
                            (Registrant)

                            By: *
                                -----------------------------------------
                                Jonathan S. Thomas
                                President

     As required by the Securities Act of 1933, this Registration  Statement has been  signed  by the  following  persons  in  the  capacities  and on the  dates indicated.

SIGNATURE                      TITLE                              DATE
---------                      -----                              ----

*                          President and Trustee            October 19, 2007
------------------------
Jonathan S. Thomas

*                          Vice President,                  October 19, 2007
------------------------   Treasurer and Chief
Robert J. Leach            Financial Officer

*                          Trustee                          October 19, 2007
------------------------
John Freidenrich

*                          Chairman of the                  October 19, 2007
------------------------   Board and Trustee
Ronald J. Gilson

*                          Trustee                          October 19, 2007
------------------------
Kathryn A. Hall

*                          Trustee                          October 19, 2007
------------------------
Peter F. Pervere

*                          Trustee                          October 19, 2007
------------------------
Myron S. Scholes

*                          Trustee                          October 19, 2007
------------------------
John B. Shoven

*                          Trustee                          October 19, 2007
------------------------
Jeanne D. Wohlers

*By:  /s/ Christine J. Crossley
      ----------------------------------------
      Christine J. Crossley
      Attorney in Fact
      (pursuant to Power of Attorney
      dated September 7, 2007)

                                  EXHIBIT INDEX

EXHIBIT             DESCRIPTION OF DOCUMENT
NUMBER

EXHIBIT (12)(a)     Opinion  and  Consent of Counsel as to the tax  matters  and consequences to shareholders is included herein.

EXHIBIT (12)(b)     Opinion  and  Consent of Counsel as to the tax  matters  and consequences to shareholders is included herein.